Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
February 27, 2014

SEARS HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (NASDAQ: SHLD) today announced financial results for its fourth quarter and full year ended February 1, 2014. Net loss attributable to Holdings' shareholders was $358 million and $1.4 billion ($3.37 and $12.87 loss per diluted share), respectively, for the fourth quarter and full year of 2013. This compares to net loss attributable to Holdings' shareholders of $489 million and $930 million ($4.61 and $8.78 loss per diluted share), respectively, for the prior year fourth quarter and full year. Adjusted EBITDA was $12 million and $(337) million, respectively, for the fourth quarter and full year of 2013. Adjusted EBITDA for the prior year fourth quarter and full year was $429 million and $536 million, respectively. Net loss attributable to Holdings’ shareholders and Adjusted EBITDA amounts for the fourth quarter and full year were both in line with our guidance provided on January 9, 2014.
"During 2013, we made progress in our continuing transformation into a member-centric retailer leveraging Shop Your Way and integrated retail, which we believe will position us for enhanced growth and profitability to create long-term shareholder value," said Edward S. Lampert, Sears Holdings' Chairman and Chief Executive Officer. "Our full year results are impacted during this transformation as we continue supporting traditional promotional programs and marketing expenditures while we invest in our Shop Your Way program and integrated retail strategy. We have been investing hundreds of millions of dollars annually in our transformation and will continue to invest in the future of the Company."
Mr. Lampert continued, "Our focus on serving our members through an integrated platform that is most convenient for them - whether in store, at home, or on the go - is resulting in improved member engagement, which is a key component of our member strategy. For the full year 2013, sales derived from Shop Your Way members grew to 69% of total Sears Full-line and Kmart sales, up from 59% last year. Our online and multi-channel businesses grew 10% over the prior full year. The investments we made throughout 2013 are enabling us to learn more about how our members want to shop so that we can develop deeper relationships with them and provide them with access to the widest possible assortment of products and services. Looking ahead, we will continue to enhance our financial flexibility to support and drive our transformation. While transformations of this size are challenging, and our financial results do not currently reflect our progress in member engagement, we believe the changes we are making through Shop Your Way and integrated retail will benefit us in the changing retail landscape."
Highlights of our transformation to a member-centric integrated retailer include:

•	Increased sales from Shop Your Way members in Sears Full-line and Kmart stores to 72%, up from 58% during the fourth quarter last year, and 69%, up from 59% for the full year

•	Grew 10% in our online and multi-channel sales over the prior full year

•	Launched Adam Levine and Nicki Minaj in 500 Kmart stores and on shopyourway.com/kmart.com

•	Generated $2.0 billion of liquidity during fiscal year versus objective of $500 million through $1.0 billion in proceeds from real estate and $1.0 billion in five-year term loan

•	Reduced inventory at our peak by $620 million versus objective of $500 million

•	Reduced our fixed expenses by approximately $200 million, in line with our stated objectives

Financial Summary
Fourth Quarter and Full Year Revenues and Comparable Store Sales
Revenues decreased $1.7 billion to $10.6 billion for the quarter ended February 1, 2014, as compared to revenues of $12.3 billion for the quarter ended February 2, 2013. The revenue decrease was primarily due to lower domestic comparable store sales, which accounted for approximately $600 million of the decline, as well as the effect of having fewer Kmart and Sears Full-line stores in operation, which accounted for approximately $320 million of the decline. The fourth quarter of 2012 also benefited from revenues of approximately $500 million due to the 53rd week. Sears Canada had a 6.4% decline in comparable store sales during the fourth quarter of 2013, which accounted for approximately $60 million of the decline, and revenues included a decrease of $85 million due to foreign currency exchange rates.
Revenues decreased $3.7 billion to $36.2 billion for the year ended February 1, 2014, as compared to revenues of $39.9 billion last year. The revenue decrease was primarily due to the effect of having fewer Kmart and Sears Full-line stores in operation, which accounted for approximately $1.1 billion of the decline, as well as lower domestic comparable store sales, which accounted for approximately $1.0 billion of the decline. Revenues for the year were also impacted by approximately $490 million attributable to the separation of Sears Hometown and Outlet Stores, Inc. ("SHO"), which occurred in the third quarter of 2012. The full year of 2012 also benefited from the above noted revenue attributable to the 53rd week. Sears Canada had a 2.7% decline in comparable store sales during the full year of 2013, which accounted for approximately $85 million of the decline, and revenues included a decrease of $157 million due to foreign currency exchange rates.
For the quarter, domestic comparable store sales declined 6.4%, comprised of decreases of 5.1% at Kmart and 7.8% at Sears Domestic. We had reported in our January 9th release that quarter-to-date comparable store sales were down 7.4%, so we did see an improvement in our comparable store sales through the month of January, and are seeing positive domestic comparable store sales for the month of February for Sears Full-line and Kmart formats combined. The decline at Kmart reflects declines in a majority of categories, most notably consumer electronics, grocery & household, toys and drugstore. The decline at Sears Domestic reflects decreases in most categories including the consumer electronics, tools and home appliances categories. These declines were partially offset by an increase experienced in the lawn & garden category.
For the year, domestic comparable store sales declined 3.8%, comprised of decreases of 3.6% at Kmart and 4.1% at Sears Domestic. The decline at Kmart reflects declines in a majority of categories, most notably grocery & household, consumer electronics, drugstore and toys. The decline at Sears Domestic reflects decreases in most categories including the home appliances, consumer electronics, tools and lawn & garden categories, as well as declines at Sears Auto Centers, partially offset by increases in the home and footwear categories.
Operating Performance
For the quarter, our gross margin decreased $681 million to $2.5 billion in 2013 due to the above noted decline in sales, as well as a decline in gross margin rate.
The gross margin rate for both Kmart and Sears Domestic continued to be impacted by transactions that offer both traditional promotional marketing discounts and Shop Your Way points, during the quarter. As compared to the prior year, Kmart's gross margin rate for the fourth quarter declined 190 basis points, with decreases experienced in a majority of categories, particularly pharmacy, home and apparel. Sears Domestic's gross margin rate declined 290 basis points for the quarter with decreases experienced in the home appliances and apparel categories. Sears Canada's gross margin rate declined 180 basis points for the fourth quarter due to reduced margins in home furnishings, fitness, home decor, electronics, footwear and children's wear.
Selling and administrative expenses decreased $669 million in the fourth quarter of 2013 compared to the prior year quarter and included significant items such as expenses related to domestic pension plans, store closings and severance of $114 million and $545 million for 2013 and 2012, respectively. Excluding these items, selling and administrative expenses declined $238 million primarily due to a decrease in payroll expense.
We reported an operating loss of $132 million and $622 million for the fourth quarter of 2013 and 2012, respectively. Operating loss for the fourth quarter of 2013 and 2012 included significant items which aggregated to operating income of $1 million and operating expense of $863 million, respectively. See the attached schedule,

"Adjusted Earnings per Share," for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share.
For the year, our gross margin decreased $1.8 billion to $8.8 billion in 2013 due to the above noted decline in sales, as well as a decline in gross margin rate. Gross margin included expenses of $57 million and $35 million in 2013 and 2012, respectively, related to store closings while 2012 also included gross margin of $432 million from SHO. Excluding these items, gross margin decreased $1.3 billion.
The gross margin rate for both Kmart and Sears Domestic for the year were impacted by transactions that offer both traditional promotional marketing discounts and Shop Your Way points. As compared to the prior year, Kmart's gross margin rate for 2013 declined 170 basis points, with decreases experienced in a majority of categories, particularly apparel and grocery & household. Sears Domestic's gross margin rate declined 260 basis points in 2013 due to selling merchandise to SHO at cost pursuant to the terms of the separation as expected and previously disclosed, which accounted for approximately 120 basis points of the decline. Sears Domestic also experienced margin decreases in the home appliances and apparel categories. Sears Canada's gross margin rate declined 190 basis points in 2013 due to an increase in inventory reserve requirements.
For the year, selling and administrative expenses decreased $1.3 billion in 2013 compared to the prior year and included several significant items. Excluding these items, selling and administrative expenses declined $431 million primarily due to a decrease in payroll expense.
We reported an operating loss of $927 million and $838 million for the full year of 2013 and 2012, respectively. Operating loss for 2013 and 2012 included significant items which aggregate to operating income of $68 million and operating expense of $622 million, respectively. See the attached schedule, "Adjusted Earnings per Share," for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share.
Our effective tax rate for 2013 was 14.8% compared to 4.4% in 2012. Our tax rate in 2013 continues to reflect the effect of not recognizing the benefit of current period losses in certain domestic jurisdictions where it is not more likely than not that such benefits would be realized. The 2013 rate was impacted unfavorably by an additional valuation allowance on state separate entity deferred tax assets and favorably for the lower tax on the Sears Canada gain on sales of assets, federal and state tax audit settlements and statute expirations. In addition, the 2013 rate included a partial tax benefit on the loss from continuing operations, which was exactly offset by income tax expense on other comprehensive income.
Financial Position
Rob Schriesheim, Sears Holdings' Chief Financial Officer, said, "We have proven that we are an asset rich enterprise with multiple levers at our disposal to maintain what we believe to be substantial financial flexibility to both meet all of our financial obligations, as well as fund our transformation. We have demonstrated our ability and willingness to monetize assets as we redeploy capital in support of our transformation to a member-centric model leveraging our integrated retail and our Shop Your Way platforms."
"More specifically, in the past two years we have generated approximately $4.0 billion from actions, including inventory, real estate, asset reconfigurations and a continuing adjustment of our store base. We believe that we are executing on a clear plan to increase financial flexibility, further de-risk our balance sheet and create shareholder value and expect to continue with these types of activities during 2014. As previously announced, we are evaluating the separation of our Lands' End business through a spin-off to shareholders and have made filings with the SEC to accomplish this through a pro rata distribution to our shareholders. We are also considering strategic alternatives for our Sears Auto Centers business, subject to board approval and other conditions. We expect that through these actions and through working with the board and management of Sears Canada to increase the value of our investment, which has a current market value of about $620 million, and realize significant cash proceeds, we will raise in excess of $1.0 billion in proceeds to Sears Holdings in 2014, creating value and helping to fund our transformation. We also continue to reduce unprofitable stores as leases expire and in some cases accelerate closings when circumstances dictate," added Mr. Schriesheim.
We had cash balances of $1.0 billion at February 1, 2014 ($577 million domestic and $461 million at Sears Canada) as compared to $618 million ($380 million domestic and $238 million at Sears Canada) at February 2, 2013. During the fourth quarter of 2013, we received cash proceeds of approximately $700 million Canadian related to the previously announced Sears Canada transactions. The increase in cash during 2013 primarily reflects cash proceeds of approximately $1.0 billion, which includes the above noted $700 million, from the sales of properties and investments, which were partially offset by operating losses. Significant uses of our cash during 2013 included contributions to our pension and post-retirement benefit plans of $426 million, capital expenditures of $329 million, interest of $206 million and taxes of $21 million.
Merchandise inventories at February 1, 2014 were $7.0 billion, as compared to $7.6 billion at February 2, 2013. Domestic inventory decreased by approximately $355 million to $6.4 billion at February 1, 2014 driven by both improved productivity and store closures. Sears Domestic inventory decreased in a majority of categories, with the most notable decreases in the apparel and jewelry categories. Kmart inventory decreased in a majority of categories with the most notable decreases in the consumer electronics, grocery & household, jewelry and toys categories.
We had short term borrowings of $1.3 billion ($1.3 billion domestic credit facility and $9 million commercial paper) at the end of 2013 compared to $1.1 billion ($749 million domestic credit facility and $345 million commercial paper) last year. The increase in domestic credit facility borrowings in 2013 is due to lower commercial paper borrowings and increased domestic cash balances.
At year end, the amount available to borrow under our domestic committed $3.275 billion credit facility was $549 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation. The total consolidated amount available to borrow was $885 million ($549 million domestic plus, prior to taking into consideration possible reserves, $336 million at Sears Canada) at February 1, 2014. The Company can issue up to $500 million of commercial paper. In addition, we are permitted to incur up to $760 million in second lien debt, subject to borrowing base requirements.
Total long-term debt (long-term debt and capital lease obligations) was $2.9 billion at February 1, 2014, compared to $2.0 billion at February 2, 2013. The increase in borrowings was due to the issuance of a $1.0 billion term loan.
Our domestic pension obligation decreased approximately $600 million from $2.1 billion at the end of 2012. The reduction in the unfunded liability was due to favorable return on plan assets and an increased discount rate. Based on the current regulatory environment, we anticipate making contributions of approximately $485 million in 2014.

Adjusted EBITDA

	Quarters Ended		Years Ended
millions	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Net loss attributable to SHC per statement of operations	$(358)	$(489)	$(1,365)	$(930)
Income (loss) attributable to noncontrolling interests	208	(128)	249	(124)
Income tax expense (benefit)	125	(9)	144	44
Interest expense	73	68	254	267
Interest and investment income	(178)	(66)	(207)	(94)
Other (income) loss	(2)	2	(2)	(1)
Operating loss	(132)	(622)	(927)	(838)
Depreciation and amortization	173	205	732	830
Gain on sales of assets	(391)	(32)	(667)	(468)
Before excluded items	(350)	(449)	(862)	(476)

Domestic pension expense	40	41	162	165
Closed store reserve and severance	103	50	130	140
Impairment charges	219	330	233	330
Pension settlements	—	455	—	455
Transaction costs	—	2	—	12
Adjusted EBITDA	12	429	(337)	626

SHO separation	—	—	—	(90)
Adjusted EBITDA as defined	$12	$429	$(337)	$536
% to revenues	0.1%	3.5%	(0.9)%	1.4%

Adjusted EBITDA for our segments was as follows:

	Quarters Ended
	Adjusted EBITDA		% To Revenues
millions	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Kmart	$40	$168	1.0%	3.6%
Sears Domestic	(52)	197	(0.9)%	3.2%
Sears Canada	24	64	2.2%	4.9%
Total Adjusted EBITDA	$12	$429	0.1%	3.5%

	Years Ended
	Adjusted EBITDA		% To Revenues
millions	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Kmart	$(129)	$201	(1.0)%	1.4%
Sears Domestic	(211)	266	(1.1)%	1.4%
Sears Canada	3	69	0.1%	1.6%
Total Adjusted EBITDA	$(337)	$536	(0.9)%	1.4%
In addition to our net loss determined in accordance with Generally Accepted Accounting Principles ("GAAP"), for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") measurement. Adjusted EBITDA is computed as net loss attributable to Sears Holdings Corporation appearing on the statements of operations excluding (income) loss attributable to noncontrolling interests, income tax (expense) benefit, interest expense, interest and investment income, other income (loss), depreciation and amortization and gain on sales of assets. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of ongoing operating performance, and useful to the investors, because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results, including the results of SHO that were included in our results of operations prior to the separation. Adjustments to EBITDA include impairment charges related to fixed assets and intangible assets, closed store and severance charges, domestic pension expense and the SHO separation. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations and reflect past investment decisions.

We also believe that our use of Adjusted EPS provides an appropriate measure for investors to use in assessing our performance across periods, given that this measure provides an adjustment for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings per share in addition to Adjusted EPS in assessing our earnings performance.
In addition to the significant items included in the Adjusted EBITDA calculation, Adjusted EPS includes other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results.
Lands' End
The preliminary, unaudited fourth quarter and full year 2013 results for Lands' End and corresponding fourth quarter and full year 2012 results were as follows:

	Quarters Ended		Years Ended
millions	January 31, 2014	February 1, 2013	January 31, 2014	February 1, 2013
Merchandise sales and services	$530	$546	$1,563	$1,586
Net income	$46	$26	$79	$50
Adjusted EBITDA	$80	$49	$150	$108

The fourth quarter and full year 2013 results are preliminary and subject to change. Please see the Lands' End Adjusted EBITDA schedule for a reconciliation of Adjusted EBITDA to the corresponding GAAP results.
Forward-Looking Statements
Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the fourth quarter of fiscal 2013, our transformation through our integrated retail strategy, our objectives with respect to the generation of additional liquidity, our plans to redeploy our capital, possible transactions discussed elsewhere in this press release and other matters. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement our integrated retail strategy; our ability to successfully implement initiatives to improve our liquidity through inventory management and other actions; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships; our ability to complete possible transactions with respect to Lands' End and/or Sears Auto Centers on terms that are acceptable to us, on intended timetables or at all and the impact of the evaluation and/or completion of those transactions on our other businesses or third party relationships; our ability to successfully achieve our plans to generate liquidity, reduce inventory and reduce fixed costs; conditions and possible limits, including borrowing base limits, on our access to capital markets and other financing sources, including additional second lien financings, with respect to which we do not have commitments from lenders; vendors' lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems, including legacy systems, to implement our integrated retail strategy, process transactions, summarize results and manage our business, which may be subject to disruptions or security breaches; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business and the transfer of significant internal historical knowledge of such parties; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.
About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer with more than 2,400 full-line and specialty retail stores in the United States and Canada and the home of Shop Your Waysm, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through ShopYourWay.com and mobile apps. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance. Key proprietary brands include Kenmore®, Craftsman® and DieHard®, with a broad apparel offering, including such well-known labels as Lands' End®, the Kardashian Kollection®, Jaclyn Smith® and Joe Boxer®, as well as Sofia by Sofia VergaraTM and The Country Living Home CollectionTM. We are the nation's largest provider of home services, with more than 14 million service and installation calls made annually, and have a long-established commitment to those who serve in the military through initiatives like the Heroes at Home® program. We have been named the 2011 Mobile Retailer of the Year, Recipient of the 2013 Energy Star® “Partner of the Year - Sustained Excellence Award” for Product Retailing and Energy Management and one of the Top 20 Best Places to Work for Recent Grads. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings' website at www.searsholdings.com. Twitter: @searsholdings | Facebook: http://www.facebook.com/SHCCareers.

* * * * *

Sears Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	Quarters Ended		Years Ended
millions, except per share data	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
REVENUES
Merchandise sales and services	$10,593	$12,260	$36,188	$39,854

COSTS AND EXPENSES
Cost of sales, buying and occupancy	8,111	9,097	27,433	29,340
Gross margin dollars	2,482	3,163	8,755	10,514
Gross margin rate	23.4%	25.8%	24.2%	26.4%

Selling and administrative	2,613	3,282	9,384	10,660
Selling and administrative expense as a percentage of total revenues	24.7%	26.8%	25.9%	26.7%

Depreciation and amortization	173	205	732	830
Impairment charges	219	330	233	330
Gain on sales of assets	(391)	(32)	(667)	(468)
Total costs and expenses	10,725	12,882	37,115	40,692

Operating loss	(132)	(622)	(927)	(838)
Interest expense	(73)	(68)	(254)	(267)
Interest and investment income	178	66	207	94
Other income (loss)	2	(2)	2	1

Loss before income taxes	(25)	(626)	(972)	(1,010)
Income tax (expense) benefit	(125)	9	(144)	(44)

Net loss	(150)	(617)	(1,116)	(1,054)
(Income) loss attributable to noncontrolling interests	(208)	128	(249)	124

NET LOSS ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	$(358)	$(489)	$(1,365)	$(930)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS SHAREHOLDERS:
Diluted loss per share	$(3.37)	$(4.61)	$(12.87)	$(8.78)
Diluted weighted average common shares outstanding	106.2	106.0	106.1	105.9

Sears Holdings Corporation
Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change
	Unaudited

millions	February 1, 2014	February 2, 2013
ASSETS
Current assets
Cash and cash equivalents	$1,028	$609
Restricted cash	10	9
Accounts receivable	553	635
Merchandise inventories	7,034	7,558
Prepaid expenses and other current assets	334	454
Total current assets	8,959	9,265

Property and equipment, net	5,394	6,053
Goodwill	379	379
Trade names and other intangible assets	2,850	2,881
Other assets	679	762
TOTAL ASSETS	$18,261	$19,340

LIABILITIES
Current liabilities
Short-term borrowings	$1,332	$1,094
Current portion of long-term debt and capitalized lease obligations	83	83
Merchandise payables	2,496	2,761
Unearned revenues	900	931
Other taxes	460	480
Short-term deferred tax liabilities	387	382
Other current liabilities	2,527	2,683
Total current liabilities	8,185	8,414

Long-term debt and capitalized lease obligations	2,834	1,943
Pension and postretirement benefits	1,942	2,730
Long-term deferred tax liabilities	1,109	955
Other long-term liabilities	2,008	2,126
Total Liabilities	16,078	16,168
Total Equity	2,183	3,172
TOTAL LIABILITIES AND EQUITY	$18,261	$19,340

Total common shares outstanding	106.4	106.4

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarter Ended February 1, 2014
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$4,007	$5,489	$1,097	$10,593

Cost of sales, buying and occupancy	3,145	4,161	805	8,111
Gross margin dollars	862	1,328	292	2,482
Gross margin rate	21.5%	24.2%	26.6%	23.4%

Selling and administrative	878	1,416	319	2,613
Selling and administrative expense as a percentage of total revenues	21.9%	25.8%	29.1%	24.7%
Depreciation and amortization	32	121	20	173
Impairment charges	67	140	12	219
Gain on sales of assets	(19)	(15)	(357)	(391)
Total costs and expenses	4,103	5,823	799	10,725
Operating income (loss)	$(96)	$(334)	$298	$(132)

Number of:
Kmart Stores	1,152	—	—	1,152
Full-Line Stores	—	778	118	896
Specialty Stores	—	50	331	381
Total Stores	1,152	828	449	2,429

	Quarter Ended February 2, 2013
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$4,697	$6,253	$1,310	$12,260

Cost of sales, buying and occupancy	3,598	4,561	938	9,097
Gross margin dollars	1,099	1,692	372	3,163
Gross margin rate	23.4%	27.1%	28.4%	25.8%

Selling and administrative	969	1,987	326	3,282
Selling and administrative expense as a percentage of total revenues	20.6%	31.8%	24.9%	26.8%
Depreciation and amortization	37	141	27	205
Impairment charges	10	25	295	330
Gain on sales of assets	(20)	(11)	(1)	(32)
Total costs and expenses	4,594	6,703	1,585	12,882
Operating income (loss)	$103	$(450)	$(275)	$(622)

Number of:
Kmart Stores	1,221	—	—	1,221
Full-Line Stores	—	798	118	916
Specialty Stores	—	54	357	411
Total Stores	1,221	852	475	2,548

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	Year Ended February 1, 2014
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$13,194	$19,198	$3,796	$36,188

Cost of sales, buying and occupancy	10,329	14,324	2,780	27,433
Gross margin dollars	2,865	4,874	1,016	8,755
Gross margin rate	21.7%	25.4%	26.8%	24.2%

Selling and administrative	3,083	5,216	1,085	9,384
Selling and administrative expense as a percentage of total revenues	23.4%	27.2%	28.6%	25.9%
Depreciation and amortization	129	511	92	732
Impairment charges	70	150	13	233
Gain on sales of assets	(66)	(63)	(538)	(667)
Total costs and expenses	13,545	20,138	3,432	37,115
Operating income (loss)	$(351)	$(940)	$364	$(927)

Number of:
Kmart Stores	1,152	—	—	1,152
Full-Line Stores	—	778	118	896
Specialty Stores	—	50	331	381
Total Stores	1,152	828	449	2,429

	Year Ended February 2, 2013
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$14,567	$20,977	$4,310	$39,854

Cost of sales, buying and occupancy	11,158	15,107	3,075	29,340
Gross margin dollars	3,409	5,870	1,235	10,514
Gross margin rate	23.4%	28.0%	28.7%	26.4%

Selling and administrative	3,284	6,184	1,192	10,660
Selling and administrative expense as a percentage of total revenues	22.5%	29.5%	27.7%	26.7%
Depreciation and amortization	147	578	105	830
Impairment charges	10	25	295	330
Gain on sales of assets	(37)	(261)	(170)	(468)
Total costs and expenses	14,562	21,633	4,497	40,692
Operating income (loss)	$5	$(656)	$(187)	$(838)

Number of:
Kmart Stores	1,221	—	—	1,221
Full-Line Stores	—	798	118	916
Specialty Stores	—	54	357	411
Total Stores	1,221	852	475	2,548

Sears Holdings Corporation
Adjusted EBITDA

Amounts are Preliminary and Subject to Change
	Quarters Ended
millions	February 1, 2014				February 2, 2013
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(96)	$(334)	$298	$(132)	$103	$(450)	$(275)	$(622)
Depreciation and amortization	32	121	20	173	37	141	27	205
Gain on sales of assets	(19)	(15)	(357)	(391)	(20)	(11)	(1)	(32)
Before excluded items	(83)	(228)	(39)	(350)	120	(320)	(249)	(449)

Domestic pension expense	—	40	—	40	—	41	—	41
Closed store reserve and severance	56	(4)	51	103	38	(3)	15	50
Impairment charges	67	140	12	219	10	25	295	330
Transaction costs	—	—	—	—	—	2	—	2
Pension settlements	—	—	—	—	—	452	3	455
Adjusted EBITDA as defined	$40	$(52)	$24	$12	$168	$197	$64	$429
% to revenues	1.0%	(0.9)%	2.2%	0.1%	3.6%	3.2%	4.9%	3.5%

	Years Ended
millions	February 1, 2014				February 2, 2013
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(351)	$(940)	$364	$(927)	$5	$(656)	$(187)	$(838)
Depreciation and amortization	129	511	92	732	147	578	105	830
Gain on sales of assets	(66)	(63)	(538)	(667)	(37)	(261)	(170)	(468)
Before excluded items	(288)	(492)	(82)	(862)	115	(339)	(252)	(476)

Domestic pension expense	—	162	—	162	—	165	—	165
Closed store reserve and severance	89	(31)	72	130	76	44	20	140
Impairment charges	70	150	13	233	10	25	295	330
Transaction costs	—	—	—	—	—	9	3	12
Pension settlements	—	—	—	—	—	452	3	455
Adjusted EBITDA	(129)	(211)	3	(337)	201	356	69	626

SHO Separation	—	—	—	—	—	(90)	—	(90)
Adjusted EBITDA as defined	$(129)	$(211)	$3	$(337)	$201	$266	$69	$536
% to revenues	(1.0)%	(1.1)%	0.1%	(0.9)%	1.4%	1.4%	1.6%	1.4%

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	Quarter Ended February 1, 2014
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Gain on Sale of Canadian Joint Venture	Tax Matters	As Adjusted
Gross margin impact	$2,482	$—	$29	$—	$—	$—	$2,511
Selling and administrative impact	2,613	(40)	(74)	—	—	—	2,499
Depreciation and amortization impact	173	—	(6)	—	—	—	167
Impairment charges impact	219	—	(219)	—	—	—	—
Gain on sales of assets impact	(391)	—	—	369	—	—	(22)
Operating loss impact	(132)	40	328	(369)	—	—	(133)
Interest and investment income impact	178	—	—	—	(163)	—	15
Income tax expense impact	(125)	(15)	(123)	139	61	134	71
Income attributable to noncontrolling interests impact	(208)	—	(31)	175	80	—	16
After tax and noncontrolling interests impact	(358)	25	174	(55)	(22)	134	(102)
Diluted loss per share impact	$(3.37)	$0.24	$1.64	$(0.52)	$(0.21)	$1.26	$(0.96)

	Quarter Ended February 2, 2013
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Transaction Costs	Goodwill Impairment	Pension Settlements	Gain on Sale of Canadian Joint Venture	Tax Matters	As Adjusted
Gross margin impact	$3,163	$—	$3	$—	$—	$—	$—	$—	$—	$3,166
Selling and administrative impact	3,282	(41)	(47)	—	(2)	—	(455)	—	—	2,737
Depreciation and amortization impact	205	—	(6)	—	—	—	—	—	—	199
Impairment charges impact	330	—	(35)	—	—	(295)	—	—	—	—
Gain on sales of assets impact	(32)	—	—	21	—	—	—	—	—	(11)
Operating loss impact	(622)	41	91	(21)	2	295	455	—	—	241
Interest and investment income impact	66	—	—	—	—	—	—	(25)	—	41
Income tax benefit impact	9	(15)	(35)	8	(1)	—	—	9	(55)	(80)
Loss attributable to noncontrolling interests impact	128	—	(7)	—	—	(145)	(1)	12	—	(13)
After tax and noncontrolling interests impact	(489)	26	49	(13)	1	150	454	(4)	(55)	119
Diluted loss per share impact	$(4.61)	$0.25	$0.46	$(0.12)	$0.01	$1.41	$4.28	$(0.04)	$(0.52)	$1.12

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	Year Ended February 1, 2014
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Gain on Sale of Canadian Joint Venture	Tax Matters	As Adjusted
Gross margin impact	$8,755	$—	$57	$—	$—	$—	$8,812
Selling and administrative impact	9,384	(162)	(73)	—	—	—	9,149
Depreciation and amortization impact	732	—	(11)	—	—	—	721
Impairment charges impact	233	—	(233)	—	—	—	—
Gain on sales of assets impact	(667)	—	—	604	—	—	(63)
Operating loss impact	(927)	162	374	(604)	—	—	(995)
Interest and investment income impact	207	—	—	—	(163)	—	44
Income tax expense impact	(144)	(60)	(141)	228	61	507	451
Income attributable to noncontrolling interests impact	(249)	—	(42)	263	80	—	52
After tax and noncontrolling interests impact	(1,365)	102	191	(113)	(22)	507	(700)
Diluted loss per share impact	$(12.87)	$0.96	$1.80	$(1.06)	$(0.21)	$4.78	$(6.60)

	Year Ended February 2, 2013
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Transaction Costs	Goodwill Impairment	Pension Settlements	Gain on Sale of Canadian Joint Venture	Tax Matters	As Adjusted - Reported	SHO Separation	As Adjusted
Gross margin impact	$10,514	$—	$35	$—	$—	$—	$—	$—	$—	$10,549	$(432)	$10,117
Selling and administrative impact	10,660	(165)	(105)	—	(12)	—	(455)	—	—	9,923	(343)	9,580
Depreciation and amortization impact	830	—	(22)	—	—	—	—	—	—	808	(6)	802
Impairment charges impact	330	—	(35)	—	—	(295)	—	—	—	—	—	—
Gain on sales of assets impact	(468)	—	—	419	—	—	—	—	—	(49)	—	(49)
Operating loss impact	(838)	165	197	(419)	12	295	455	—	—	(133)	(83)	(216)
Interest and investment income impact	94	—	—	—	—	—	—	(25)	—	69	—	69
Income tax expense impact	(44)	(62)	(74)	157	(5)	—	—	9	143	124	33	157
Loss attributable to noncontrolling interests impact	124	—	(7)	8	—	(145)	(1)	12	—	(9)	—	(9)
After tax and noncontrolling interests impact	(930)	103	116	(254)	7	150	454	(4)	143	(215)	(51)	(266)
Diluted loss per share impact	$(8.78)	$0.97	$1.09	$(2.40)	$0.07	$1.42	$4.29	$(0.04)	$1.35	$(2.03)	$(0.48)	$(2.51)

Lands' End
Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	Quarters Ended		Years Ended
millions	January 31, 2014	February 1, 2013	January 31, 2014	February 1, 2013
Net income	$46	$26	$79	$50
Income tax expense	28	16	49	32
Operating income	74	42	128	82
Depreciation and amortization	6	6	22	23
Before excluded items	80	48	150	105

Restructuring costs	—	1	—	3
Adjusted EBITDA	$80	$49	$150	$108
% to revenues	15.1%	9.0%	9.6%	6.8%